Exhibit 99.1

FOR IMMEDIATE RELEASE

Dun & Bradstreet Shifts to Partnership Model in Australia/New Zealand Market

To Focus on Core Commercial Strategy

Short Hills, NJ, June 11, 2015 – Dun & Bradstreet (NYSE: DNB) today announced it is shifting its Australia/New Zealand (ANZ) business to a Worldwide Network partner model. Archer Capital, a leading Australian private equity firm – via its newly-formed Credit Data Solutions1 business – will acquire the entirety of Dun & Bradstreet’s ANZ business, including consumer risk and debt collection, and commercial solutions, for AUD $220 million. As part of the agreement, pending regulatory approval, Credit Data Solutions will become a partner within Dun & Bradstreet’s Worldwide Network to continue to provide commercial solutions in the region.

This decision supports Dun & Bradstreet’s long-term growth strategy. Today, approximately two-thirds of the ANZ business is consumer-related, which is inconsistent with Dun & Bradstreet’s established business-to-business focus.

“We’re excited to welcome Archer Capital’s Credit Data Solutions as the newest member of our Worldwide Network. Our partnership allows us to maintain a strong commercial foothold in the market, and we’re delighted to have a partner that will help us expand our presence there,” said Bob Carrigan, chief executive officer & president, Dun & Bradstreet. “As Dun & Bradstreet continues to drive toward long-term sustainable growth by focusing on commercial solutions, it no longer made strategic sense to support a consumer business that does not align with that goal.”

Archer Capital’s Frank Heckes said: “We believe there are many opportunities to invest in and grow each of these businesses. We are looking forward to working closely with the Dun & Bradstreet ANZ management team and to being a valuable member of Dun & Bradstreet’s Worldwide Network.”

After the transaction closes, Credit Data Solutions will become a partner within Dun & Bradstreet’s expansive Worldwide Network, joining nearly 25 other partners on four continents to ensure commercial customers

[1]	Credit Data Solutions Pty Ltd is wholly owned by the constituent funds managed or advised by Archer Capital.

maintain seamless access to Dun & Bradstreet’s worldwide business information. The partnership will preserve Dun & Bradstreet’s established business-to-business presence in the market for commercial solutions.

Dun & Bradstreet was advised by Gresham and Minter Ellison. Archer Capital was advised by Houlihan Lokey and Johnson Winter & Slattery.

ABOUT ARCHER CAPITAL

Archer Capital is one of Australia’s leading private equity firms, with $2 billion in funds under management and a track record of delivering strong returns to its investors since 1997. Since inception Archer Capital’s Partners and executives have closed over 30 acquisitions involving total aggregate funding in excess of $5 billion.

ABOUT DUN & BRADSTREET

Dun & Bradstreet (NYSE: DNB) grows the most valuable relationships in business. By uncovering truth and meaning from data, we connect customers with the prospects, suppliers, clients and partners that matter most, and have since 1841. Nearly ninety percent of the Fortune 500, and companies of every size around the world, rely on our data, insights and analytics. For more about Dun & Bradstreet, visit DNB.com. Twitter: @DnBus

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Contacts:

Media

Peter Brookes

Citadel-MAGNUS for Archer Capital

+61 407 911 389

pbrookes@citadelmagnus.com

Deborah McBride

Dun & Bradstreet

(973) 921-5714

mcbrided@dnb.com

Investors

Kathy Guinnessey

Dun & Bradstreet

(973) 921-5892

Kathy.guinnessey@dnb.com